Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Investor and Media Contact:
GenVec, Inc.
Douglas J. Swirsky
(240) 632-5510
dswirsky@genvec.com

GENVEC, INC. ANNOUNCES EFFECTIVENESS OF REVERSE STOCK SPLIT

GAITHERSBURG, MD - April 19, 2011 - Today GenVec, Inc. (NASDAQ: GNVC) announced that its previously declared one for ten reverse stock split of its outstanding shares of common stock became effective today prior to the opening of trading on the NASDAQ Capital Market. The reverse stock split is effective with respect to stockholders of record at the close of business on Monday, April 18, 2011. As a result of the reverse stock split, each ten shares of common stock were combined into one share of common stock and the total number of shares of common stock outstanding was reduced from approximately 129.1 million shares to approximately 12.9 million shares.

Stockholders will receive cash in lieu of any fraction of a share that stockholders would otherwise be entitled to receive as a result of the reverse stock split.

The Company’s common stock will trade under the symbol “GNVCD” for 20 days to designate that it is trading on a post-reverse stock split basis. The common stock will resume trading under the symbol “GNVC” after the 20-day period.

The Company has retained American Stock Transfer & Trust Company (“AST”) to act as exchange agent for the reverse stock split. AST will manage the exchange of old, pre-reverse stock split shares for new post-reverse stock split shares. Stockholders of record as of the effective time of the reverse stock split will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact AST at (877) 248-6417 or (718) 921-8317 after April 19, 2011.

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